                           BLOCK FINANCIAL CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (AMOUNTS IN THOUSANDS)

                                                                  EXHIBIT 12(a)


                                                  Nine months ended
                                                  January 31, 2000      1999         1998      1997        1996       1995
                                                  ----------------   ----------   ---------  ---------  ---------  ----------

Pretax income from continuing operations(a)       $         51,626    $  65,642     $28,401    $ 7,571    $ 7,626    $(5,715)
                                                  ================   ==========   =========  =========  =========  ==========

FIXED CHARGES:
  Interest expense                                          88,026       72,034      38,738        364       -          -
  Interest Portion of net rent expense(b)                    2,254        1,884         806        135         61         49
                                                  ----------------   ----------   ---------  ---------  ---------  ----------
Total fixed charges                                         90,280       73,918      39,544        499         61         49
                                                  ----------------   ----------   ---------  ---------  ---------  ----------
Earnings before income taxes and fixed charges    $        141,906    $ 139,560     $67,945    $ 8,070    $ 7,687    $(5,666)
                                                  ================   ==========   =========  =========  =========  ==========
Ratio of earnings to fixed charges(d)                          1.6          1.9         1.7       16.2      126.0      (c)
                                                  ================   ==========   =========  =========  =========  ==========


(a) Pretax income from continuing operations is shown with the Credit Card Segment as Discontinued Operations for all years presented.
(b) One-third of net rent expense is the portion deemed representative of the interest factor.
(c) Earnings were insufficient to cover fixed charges for the year ended April 30, 1995 by $5,715.
(d) The decrease in the ratio of earnings to fixed charges in 1998 is primarily attributable to the acquisition of Option One Mortgage Corporation on June 17, 1997. Without the interest expense incurred on the long-term debt issued to acquire Option One and the interest expense on mortgage loan borrowings the ratio of earnings to fixed charges would have been 7.7.